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                                                         Exhibit 10.16

                          FUEL PURCHASE AGREEMENT

THIS AGREEMENT, entered into this 3rd day of September 1996, by and between FERRELLGAS hereinafter called the "COMPANY", and ABLE OIL COMPANY, hereinafter called the "CUSTOMER," whose mailing address is 318 Route 46, Dover, New Jersey 07801.

1. It is expressly agreed between the parties that this contract is for the purchase of Liquefied Petroleum Gas (L.P.G.) only and does not include any lease or rental equipment.

2. The Company agrees to sell and the Customer agrees to buy L.P. Gas for use by the Customer. The Customer agrees to pay the Company for the same at the time of delivery, or in accordance with prearranged terms established between the Company and the Customer.

3. The L.P. Gas may be picked up by the Customer at the Company's location in Franklin, New Jersey. The Customer will give at least six (6) business hours notice. The Customer will be responsible for notifying the Company of the Customer's intention to purchase L.P. Gas. If the Company is unable to supply L.P. Gas at the Company's location in Franklin, New Jersey the Company will notify and make available, L.P. Gas at the Company's Three Company's Three Bridges, New Jersey location. It is understood that the Company's Franklin, New Jersey location will be the primary point of purchase for L.P. Gas under this agreement, and the Three Bridges location will only be necessary when business conditions do not permit purchase from the Franklin location.

4. The price for L.P. Gas purchased by the Customer from either the Franklin, New Jersey location or the Three Bridges, New Jersey will be The Company's "Laid-In" cost of product + (plus) .05 (five cents) per gallon. "Laid-In" cost will be determined by the cost of product from the Hess Port Reading facility in New Jersey as listed in the most recent BPN Weekly Newsletter + (plus) transportation which is currently .0280 per gallon.

5. L.P. Gas may also be delivered directly to the Customer's Dispenser in Rockaway, New jersey at the Customer's request. The price for such a delivery will be "Lain-In" cost of product + (plus) .20 (twenty cents) per gallon. Delivery will be made in a reasonable amount of time.

6. L.P. Gas may be filled into D.O.T. cylinders (such as the typical 20# grill type cylinder), when brought to the Company's Franklin, New Jersey location by the Customer. The cost for this will be "Laid-In" cost of product + (plus) .27 (twenty seven cents) per gallon. This price will include purging and recertification when necessary.

7. Both parties agree that this agreement shall renew yearly & be in effect until cancelled according to the terms herein. Either party may cancel this agreement at any time with 60 (sixty) days written notice.

For "Ferrellgas" (The Company)          For "Able Oil Co" (The Customer)
47 Church Street, Franklin, N.J.        318 Route 46 Dover, New Jersey

/s/  ILLEGIBLE                          /s/  ILLEGIBLE
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Accepted at Franklin, N.J.              Date 09-05-96

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